                                                                    EXHIBIT 10.1

May 15, 1997



John E. Major
49 Brinker Road
Barrington Hills, IL  60010

Dear John:

We are pleased to offer you a position to join QUALCOMM as an Executive Vice President, QUALCOMM Incorporated and President Infrastructure Products Division reporting to Irwin Jacobs, Chairman and Chief Executive Officer. The terms of the offer are as follows:

1. A starting salary at an annual rate equal to Three Hundred Fifty Thousand Dollars ($350,000).

2. A minimum guaranteed bonus for fiscal year 1997 equal to Fifty Thousand Dollars ($50,000) payable in conjunction with our normal distribution of bonuses to officers in December 1997.

3. A minimum guaranteed bonus for fiscal year 1998 equal to Two Hundred Thousand Dollars ($200,000) payable in conjunction with our normal distribution of bonuses to officers in December 1998.

4. A hiring bonus equal to Four Hundred Fifty Thousand Dollars ($450,000). This amount will be paid in three installments as listed below.

           First Year        Two Hundred Thousand Dollars ($200,000)
           Second Year       One Hundred Twenty-five Thousand Dollars ($125,000)
           Third Year        One Hundred Twenty-five Thousand Dollars ($125,000)

        The first payment will be made within ten (10) days of your date of hire and the subsequent two payments will be made on the second and third anniversaries of your date of hire.

5. An opportunity to acquire One Hundred Seventy Five Thousand (175,000) shares of QUALCOMM stock through our Stock Option Plan. The price of the stock options will be set at the average of the highest and lowest price at which the common stock was sold on the Thursday of the week you join the company. These options become fully vested after five years, have a 10 year life and are subject to all terms and provisions of the Plan. This grant is subject to approval by QUALCOMM's Compensation Committee of the Board of Directors.

6. A contribution of Twenty Thousand (20,000) shares of stock will be reserved in your QUALCOMM Executive Retirement Account. After ten (10) years of employment with QUALCOMM, an additional contribution will be made to this account based on the following table:

                             MARKET PRICE               ADDITIONAL
                              OF SHARES                 CONTRIBUTION

                             less than $100                  40,000
                             less than $150                  15,000
                             less than $200                   5,000
                             greater than $200                zero.

7. At your discretion, prior to but not after your date of hire, you may elect to forego the Twenty Thousand (20,000) share contribution to your Executive Retirement Plan and the other contributions referenced in item
        (6) above in exchange for an additional One Hundred Twenty Five Thousand (125,000) stock options. These additional options would be added to the One Hundred Seventy Five Thousand (175,000) described in item 5 above bringing your total option grant to Three Hundred Thousand (300,000).

8. A comprehensive benefits package for you and your dependents paid by QUALCOMM. In addition to the standard package, you also will be provided a supplemental health plan, which reimburses expenses not covered by our primary medical and dental plan.

9. Eligibility to participate in the Executive Retirement Plan enabling you to defer up to 100% of base salary and bonus on an annual basis. Participants receive a 50% match in the form company stock on up to 15% of base salary and bonus deferred, less the 401(k) contribution limit allowed by the Plan. Deferred income is invested in your choice of seven
        (7) mutual funds.

10. A special supplemental executive disability insurance policy will provide approximately 80% of your base salary for life in the event a permanent disability prevents you from continuing employment.

11. A supplemental executive life insurance policy in the amount of Five Hundred Thousand Dollars ($500,000) will be provided in addition to the standard three times your base salary coverage.

12. QUALCOMM will facilitate the relocation of you and your family from Barrington Hills to San Diego as follows:

        12.1 Temporary living arrangements in San Diego while you are relocating from Barrington Hills to San Diego will be provided. These arrangements will include a furnished rental apartment for six (6) months.

        12.2 A relocation bonus in an amount equal to eight percent (8%) of the sales price of your home in Barrington Hills. One half of this amount will be paid upon close of escrow of the sale of your current home and the other half will be paid upon close of escrow on the purchase of a home in San Diego.

        12.3 A resettlement allowance equal to Ten Thousand Dollars ($10,000) for incidental relocation expenses.

        12.4 Movement of your household goods including the transportation of your automobiles.

        12.5 A tax equalization payment for all relocation expenses subject to local, state or federal taxes.

13. A special termination agreement effective for 36 consecutive months following your date of hire will be provided. Payment will be made upon involuntary termination of your employment for reason other than gross misconduct or gross neglect of duty. The prorated payment will be as follows:

             $700,000 if termination occurs within 12 months of date of hire $350,000 if termination occurs within 24 months of date of hire $175,000 if termination occurs within 36 months of date of hire

In consideration of your employment, you acknowledge and agree that your employment may be terminated, with or without cause, and with or without advance notice, at any time at the option of either the Company or yourself. You understand that no supervisor or representative of the Company other than the Office of the Chairman has any authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the foregoing.

As required by the Immigration Reform and Control Act of 1986, this employment offer is contingent upon your ability to provide proof of your identity and legal right to work in the United States.

John, we are convinced you will make an excellent addition to QUALCOMM's executive management team. Everyone who has met you has confidence that your experience and talents will contribute in many significant ways to our future successes. We also look forward to your family making a new home in San Diego and joining the larger family of QUALCOMM.

Assuming a positive response, please return a signed copy of this letter and review the Employee Agreement which you will be requested to sign at the time you join QUALCOMM.

Given the time sensitive nature of several terms in this offer and the importance of organization planning relative to your key position at QUALCOMM, this offer will expire unless accepted in writing by May 16, 1997, and unless your employment start date is before June 9, 1997.

Congratulations and welcome to the QUALCOMM team!


Sincerely,

/s/ DANIEL L. SULLIVAN

Daniel L. Sullivan, Ph.D
Senior Vice President, Human Resources
QUALCOMM Incorporated






Offer accepted: /s/ JOHN MAJOR
               ----------------------
Proposed start date: 5/14/97
                    -----------------